Exhibit 10.31

Amendment No. 1 to the Executive Employment Agreement

Between Track Group, Inc. and Arthur Jacob Gigler Dated December 26, 2018

THIS AMENDMENT NO. 1 to that certain Executive Employment Agreement by and between Track Group, Inc. (the “Company”) and Arthur Jacob Gigler (the “Executive”) is entered into and effective as of March 17, 2022.

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement dated December 26, 2018 (the “Employment Agreement”); and

WHEREAS, the Board of Directors of the Company has agreed to promote the Executive, and Executive has agreed to accept a promotion, from the position of Vice President of Marketing and Product Management to Chief Marketing Officer effective March 21, 2022 and agreed to the other terms contained herein.

NOW, THEREFORE, the Company and the Executive agree to amend the Employment Agreement and Amendment No. 1 as follows:

1.         Paragraph 3A shall be modified to change the base salary to $195,000 per calendar year effective March 21, 2022.

2.         A new Paragraph 3C shall be added to read: “Subject to approval of the Board of Directors, you will be granted a one-time grant, before taxes, of one hundred thousand (100,000) shares of common stock of the Company under the terms of the Company’s proposed 2022 Omnibus Equity Incentive Plan (“the Plan”) (the “Shares”); provided, however, the grant of Shares shall be conditioned upon the approval of the Plan by the Board of Directors and Company’s shareholders. The Shares shall be valued at the closing price as shown on the OTC as of the date the Shares are issued by the Company’s stock registrar. The Shares will be subject to the terms and conditions of the Plan.”

3.         Paragraph 5 shall be modified to add the following paragraph to (I) Definitions:

“(iii) Change of Control. In the event that, at any time during the Executive’s employment under this Agreement, the Company experiences a Change of Control (as hereinafter defined), and the Executive’s employment with the Company is involuntarily terminated other than for cause (as herein defined) within 6 months of the date of consummation of such Changed in Control, the Executive shall be entitled to receive a cash payment equal to twelve (12) months of Executive’s Base Annual Salary (at the Executive’s highest Base Annual Salary), plus all Restricted Stock, Warrant and Options shall become one hundred percent (100%) vested and fully exercisable and the Company shall have no repurchase right.

For purposes of this Agreement, a “Change of Control” shall mean, and be deemed to have occurred upon: (i) a sale or transfer of substantially all of the Common Stock of the Company in any transaction or series of related transactions (other than sales in the ordinary course of business); and (ii) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization, hold a majority of the voting power of the Company after such merger, consolidation or reorganization.”

4.         A new Paragraph 5(II)(ii) shall be added to read: “Restricted Stock, Warrants and Option Vesting. All Restricted Stock, Warrants and Options shall become one hundred percent (100%) vested and fully exercisable and the Company shall have no repurchase right. All Restricted Stock, Warrants and Options shall contain a cashless exercise provision for Executive’s acquisition of the Stock, Warrants and/or Options, and piggyback registrations rights.”

5.         A new Paragraph 5(II)(iii) shall be added to read: “Severance Payment. Executive shall receive a cash payment equal to six (6) months of Executive’s Base Annual Salary (at the Executive’s highest Base Annual Salary) plus annual bonus compensation, at the time of the Executive’s highest compensation level, if such bonus is earned prior to his employment with the Company terminating. The Severance Payment shall be payable over six (6) months in accordance with the Company’s regular pay-roll schedule. “

6.         Paragraph 9 shall be stricken in its entirety and replaced with the following: “Non-Competition. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor the Company during the six (6) months following the termination of Executive’s employment, would cause substantial and irreparable harm to the Company. Thus, to protect the Company’s goodwill, trade secrets and confidential information, Executive agrees and acknowledges that Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participation in the financing, operation, management or control of, consulting with, any firm, corporation or business that competes with the Company in the electronic, GPS or alcohol monitoring of people within the corrections or law enforcement sectors, such competitors include but are not limited to, the following entities and their respective subsidiaries: The Geo Group, Inc., Numerex Corp., 3M Company, Corrisoft LLC, Outreach Smartphone Monitoring, LLC, and Securus Technologies. For this purpose, ownership of no more than one-half of one percent (.5%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

7.         The final sentence of Paragraph 6 shall be stricken in its entirety and replaced with the following: “If Executive voluntarily terminates his employment with the Company he shall provide written notice to the Company Chief Executive Officer at least sixty (60) days prior to terminating such employment.”

8.         Ratification. All terms and provisions of the initial Employment Agreement and Amendment No. 1 not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

IN WITNESS WEHEREOF, each of the parties has executed this Amendment No. 1 to the Executive Employment Agreement between Track Group, Inc. and Arthur Jacob Gigler dated March 17, 2022, in the case of the Company by its duly authorized Officer.

TRACK GROUP, INC.	EXECUTIVE

By:	By:

Derek Cassell	Arthur Jacob Gigler

Chief Executive Officer